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                                                                      EXHIBIT 11

                      SENSORMATIC ELECTRONICS CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                 (IN THOUSANDS)


                                                          Three Months ended                      Six Months ended
                                                             December 31,                            December 31,
                                                     --------------------------               ------------------------
                                                      1994                1993                  1994            1993
                                                     -------           --------               --------        --------
Income:

    Net income for primary
       computation                                   $ 25,290          $ 18,822               $ 45,381        $ 33,628

    Add interest expense (net
       of tax) on 7% convertible
          subordinated debentures                           -             1,247                      -           2,538
                                                     --------          --------               --------         -------

    Adjusted net income for fully
       diluted computation                           $ 25,290          $ 20,069               $ 45,381        $ 36,166
                                                     ========          ========               ========        ========

Common shares:

    Weighted average shares
       outstanding during the period                   69,078            58,952                 68,799          58,620

    Potential dilutive exercise of
       stock options and warrants (1)                   1,332             2,118                  1,340           2,051
                                                     --------          --------               --------        --------

    Shares included in computation
       of primary earnings per share                   70,410            61,070                 70,139          60,671

    Shares issuable on conversion
       of 7% convertible subordinated
          debentures                                        -             7,283                      -           7,283

    Maximum dilution of stock
       options and warrants (2)                           188               312                    173             379
                                                     --------          --------               --------        --------

    Shares included in computation of
       fully diluted earnings per
          share                                        70,598            68,665                 70,312          68,333
                                                     ========          ========               ========        ========



(1) Computed under the treasury stock method based on the average stock price during the periods.

(2) Computed under the treasury stock method based on stock price at end of periods if higher than the average price during the periods.